UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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DEPOMED, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP
STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
GAVIN T. MOLINELLI
PATRICK SULLIVAN
JAMES P. FOGARTY

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to file a preliminary proxy statement and accompanying request card with the Securities and Exchange Commission ("SEC") to be used to solicit requests for the calling of a special meeting of shareholders of Depomed, Inc., a California corporation.

On April 8, 2016, Starboard issued the following press release:

STARBOARD DELIVERS LETTER TO DEPOMED CEO AND BOARD OF DIRECTORS

Discloses 9.8% Ownership Stake

Believes That Significant Opportunities Exist to Create Value Through Better Execution, Improved Capital Allocation, and, Potentially, a Sale of the Company

Expresses Significant Concerns Regarding Serious Corporate Governance Deficiencies, Questionable Capital Allocation Decisions, and Egregious Actions by the Board to Stymie Strategic Interest

Dismayed to Learn That Depomed is Seeking to Further Suppress Shareholder Rights Through a Reincorporation Proposal at the 2016 Annual Meeting

Believes That Meaningful Change Is Required to Ensure Depomed Is Being Run in a Manner Consistent with the Best Interests of All Shareholders

Has Commenced the Process to Call a Special Meeting of Shareholders to Preserve Starboard’s Rights to Seek the Removal and Replacement of the Current Board

NEW YORK, NY April 8, 2016 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Depomed, Inc. (NASDAQ: DEPO) with an ownership interest in approximately 9.8% of Depomed’s outstanding shares, today announced it has delivered a letter to President and CEO, Jim Schoeneck, and the Depomed Board of Directors.

The full text of the letter follows:

April 8, 2016

Depomed, Inc.
7999 Gateway Boulevard, Suite 300
Newark, CA 94560
Attn: Jim Schoeneck, President and Chief Executive Officer

cc: Board of Directors

Dear Jim,

Starboard Value LP, together with its affiliates (“Starboard”), has an ownership interest in approximately 9.8% of the outstanding shares of Depomed, Inc. (“Depomed” or the “Company”), making us one of the Company’s largest shareholders.  We believe that Depomed is deeply undervalued and that significant opportunities exist to create value for the benefit of all shareholders based on actions that should be within the control of management and the Board of Directors (the “Board”).  However, we are highly concerned regarding a number of actions that the Board has taken which indicate to us that meaningful change is needed to ensure the Company is acting in the best interest of all shareholders.  Specifically, we have significant concerns regarding serious corporate governance deficiencies, questionable capital allocation decisions, and egregious actions taken by the Board to stymie strategic interest in acquiring Depomed.  In combination, these concerns lead us to believe that management and the Board may be more interested in entrenching themselves than in delivering maximum value for all shareholders.

As we will discuss in this letter and subsequent materials, yesterday we delivered to the Company the documentation required under Depomed’s bylaws to request that the Board set a record date for determining the shareholders entitled to call a special meeting (the “Record Date Request Notice”).  We understand that we are taking extraordinary actions and are doing so because of our serious concerns with the Board’s recent actions and long history of shareholder-unfriendly tactics.

We acquired our position in Depomed because we believe that the Company is substantially undervalued and opportunities exist to create significant value for shareholders.  This includes an opportunity to improve capital deployment, rationalize research and development, and explore a potential sale of the Company given potential operating, financial, and tax synergies.  However, while still acquiring our position, Depomed filed preliminary proxy materials for the upcoming annual meeting with a proposal to change the Company’s state of incorporation from California to Delaware (the “Reincorporation Proposal”).  Upon further review, we identified unconventional provisions that indicate management and the Board are using the Reincorporation Proposal as a tactic to further entrench themselves by suppressing shareholder rights that currently exist under Depomed-California.  This is just the latest egregious example of poor corporate governance and entrenchment by this Board.  Apparently, it was not enough for the current Board to unilaterally adopt onerous and shareholder-unfriendly special meeting bylaw provisions in July 2015, as part of its efforts to fend off an unsolicited proposal to acquire the Company from Horizon Pharma plc (“Horizon”).  Now, under the guise of the Reincorporation Proposal, the Board is attempting to:

(i) Increase the solicitation requirement to call a special meeting from 10% of the voting power, as it currently stands under California law, to 25% of the voting power, as would be required under Depomed-Delaware’s bylaws; and

(ii) Eliminate altogether the ability of shareholders to call a special meeting to remove and replace current Board members; and

(iii) Prevent shareholders, for all practical purposes, from commencing a special meeting request process within 180 days of any Annual Meeting; and

(iv) Obtain the sole discretion and authority to effect the Delaware reincorporation at any time prior to the 2017 Annual Meeting.

These are not typical or standard provisions that would reasonably be included in such a reincorporation proposal.  These appear to be carefully crafted provisions with the specific intention of further limiting shareholder rights.  In addition, Depomed conveniently failed to disclose some of these material provisions in the Reincorporation Proposal section of its preliminary proxy and instead chose to bury these significant entrenchment provisions in Appendices D and E towards the very end of the proxy.  We intend to vigorously oppose the current version of the Reincorporation Proposal, and we advise other shareholders to fully consider these provisions and the significant ramifications they would have on shareholder rights.

Unfortunately, these shareholder-unfriendly tactics are just the latest attempts by the current Board to further entrench themselves.  The Board took similar actions following Horizon’s unsolicited proposal to acquire the Company.  Specifically, on July 7, 2015, the Company received an unsolicited offer from Horizon to acquire all of the outstanding shares of Depomed in an all-stock transaction for $29.25 per share, which represented a 42% premium to the closing price of $20.64 per share on July 6, 2015.  At the time, this $29.25 per share offer price would have represented an all-time high stock price for the Company, and compares to the current Depomed stock price of $15.00 per share as of yesterday’s close.

Rather than engage with Horizon in an attempt to negotiate a value-maximizing transaction, on July 12, 2015, the Board adopted bylaw amendments, as well as a 10% poison pill rights plan (the “Poison Pill”), designed to make it as difficult and time-consuming as possible for shareholders to potentially have a say on Horizon’s offer at a special meeting.  Nevertheless, Horizon proceeded to comply with the arduous steps under the special meeting bylaw amendments in order to give shareholders a voice on its offer.  Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”), two leading proxy advisory firms, expressed concerns about Depomed’s shareholder-unfriendly bylaw amendments and Poison Pill, and supported Horizon’s efforts to call a special meeting to remove and replace the Board, noting:

“Given that the poison pill and unilateral bylaw amendments adopted by the Depomed board materially impact shareholder rights, shareholders should provide consent FOR the special meeting requests.” – ISS, September 26, 2015

“[i]n this case, [Glass Lewis] believe[s] it would be in the best interests of [Depomed] shareholders to consent to the calling of the Removal and Bylaw Amendments Special Meeting and the Election Special Meeting so that the merits of the underlying issues can be more carefully evaluated.” – Glass Lewis, September 28, 2015

In early August 2015, Horizon’s merger subsidiary filed a lawsuit against Depomed and the Board, seeking to invalidate the bylaw amendments and the Poison Pill under California law and alleging that the Board members had breached their fiduciary duties.  That same day, Depomed filed a lawsuit against Horizon alleging, among other things, a breach of contract and other violations of California law by Horizon based on Horizon’s possession and misuse of confidential information it obtained from Janssen Pharmaceuticals, Inc. (“Janssen”) under a confidentiality agreement.  Depomed moved for a preliminary injunction to prevent Horizon from continuing with its offer to acquire Depomed based on Horizon’s alleged misuse of confidential information, which the court granted on November 19, 2015.  Despite the onerous bylaw requirements, Horizon was close to submitting the requisite consents for calling the special meeting in mid-November 2015.  Following the court decision, however, Horizon withdrew its then-increased offer of $33.00 per share.  Depomed stock reached a high of $33.74 on July 21, 2015 following Horizon’s final offer.  Since then, Depomed’s stock price has declined 56%, resulting in significant losses for shareholders.

In addition to the decline in Depomed’s share price, shareholders are continuing to pay for the Company’s ill-advised lawsuit against Horizon.  In 2015, Depomed paid approximately $11.9 million in legal fees associated with the defense of Horizon.  Shareholders are still paying the Company’s legal fees as Depomed continues a lawsuit that appears to have more to do with management and the Board’s self-preservation than protecting the best interests of shareholders.  We see no legitimate rationale for the Board’s continued insistence in proceeding with a lawsuit that deprives shareholders of the potential for an approach by a strategic acquirer.  This lawsuit sets a terrible precedent for potential future value creation, and significantly undermines the rights of Depomed shareholders.

This Company has a troubling record of manipulating Depomed’s corporate machinery to entrench management and the Board.  This was clearly evident throughout Horizon’s attempt to acquire the Company and has become even more evident with regard to Depomed’s latest attempt to eliminate altogether the ability of shareholders to seek the removal of Board members at a special meeting under the guise of a Delaware reincorporation.

Given the apparent willingness of the current Board members to take extraordinary action to entrench themselves, as exemplified by the Reincorporation Proposal, we have little choice at this time but to immediately commence the process to call a special meeting of shareholders in order to preserve our rights under California law and Depomed’s current bylaws.  Therefore, yesterday, we delivered to the Company the documentation required under Depomed’s bylaws to request that the Board set a record date for determining the shareholders entitled to call a special meeting (the “Record Date Request Notice”).  Depomed’s onerous special meeting bylaws require that we put forth our slate of director candidates as part of this initial step in commencing the special meeting process.

Given that the Reincorporation Proposal was publicly disclosed only three days ago on April 5, 2016, and our view that the members of the Board will go to any length to entrench themselves, out of an abundance of caution, we are immediately nominating six individuals, five of whom are Starboard Value investment professionals.  We intend to continue our search for a slate of director candidates that will ensure an experienced, diverse, and independent board, as has been our practice when proposing alternative board slates over the past fourteen years.  However, we deemed it necessary to take this action to preserve our rights as shareholders, and to ensure compliance with Depomed’s current onerous bylaw requirements, so that management cannot further manipulate the bylaws prior to our ability to take action.

We are taking this extraordinary action because we cannot risk that the current Board may seek to further manipulate Depomed’s bylaws to prevent a lawful special meeting request.  We caution the Board against taking any steps in response to our special meeting Record Date Request Notice to further diminish or suppress the rights of its shareholders to call a special meeting under California law and the Company’s bylaws.

We have an ownership interest in approximately 9.8% of the outstanding shares of Depomed because we believe that significant opportunities exist to create value through better execution, improved capital allocation, and, potentially, a sale of the Company.  We hope to have a constructive dialogue with the Company, but need to make sure that shareholders’ interests remain of paramount importance.  As such, we fully expect that management and the Board will halt their pattern of aggressive entrenchment behavior and take no action to further frustrate shareholders’ rights. Additionally, despite recent rhetoric from management to the contrary, we believe that Depomed should not be contemplating acquisitions at this time given its levered capital structure and expensive debt.

To be clear, we are not currently advocating for any one particular transaction, or any transaction at all, but we firmly believe that board change is necessary to best represent the interests of all shareholders as it relates to the ongoing business and any potential transaction opportunities in the future.  Given your actions, and history of actions, we cannot take the risk that you further impair our shareholder rights.  We intend to share more details with shareholders in the coming weeks regarding our views on the Company, opportunities for value creation, and Depomed’s significant corporate governance deficiencies.

Best Regards,

/s/ Jeffrey C. Smith

Jeffrey C. Smith
Managing Member
Starboard Value LP

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), intends to file a preliminary proxy statement and accompanying request card with the Securities and Exchange Commission ("SEC") to be used to solicit requests for the calling of a special meeting of shareholders of Depomed, Inc., a California corporation (the "Company").

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Starboard Value LP, Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard S LLC"), Starboard Value and Opportunity C LP ("Starboard C LP"), Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Starboard Value R LP ("Starboard R LP"), Starboard Value R GP LLC ("Starboard R GP"), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Gavin T. Molinelli, Patrick Sullivan, and James P. Fogarty.

As of the date hereof, Starboard V&O Fund directly owns 3,497,802 shares of Common Stock, no par value, of the Company (the "Common Stock"). As of the date hereof, Starboard S LLC directly owns 414,072 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 230,111 shares of Common Stock. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 230,111 shares of Common Stock directly owned by Starboard C LP. Starboard R GP, as the general partner of Starboard R LP, may be deemed the beneficial owner of the 230,111 shares of Common Stock directly owned by Starboard C LP. As of the date hereof, 398,015 shares of Common Stock were held in an account managed by Starboard Value LP (the "Starboard Value LP Account"). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard C LP and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 4,540,000 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC and Starboard C LP and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 4,540,000 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC and Starboard C LP and held in the Starboard Value LP Account.

Starboard and its affiliates have entered into certain cash-settled total return swap agreements that constitute economic exposure to an aggregate of 1,475,000 notional shares of Common Stock.

As of the date hereof, Messrs. Molinelli and Sullivan do not, themselves, own any shares of Common Stock. As of the date hereof, Mr. Fogarty, himself, owns 16,450 shares of Common Stock.